CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement of The Simms Funds (comprised of the U.S. Equity Fund, the International Equity Fund and the Global Equity Fund, hereafter referred to as the "Funds") on Form N-1A of our report dated July 30, 1999, on our audit of the financial statements and financial highlights of the Funds, which report is included in the Annual Report to Shareholders for the period ended June 30, 1999, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the captions
"Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


/s/ PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
October 25, 1999